Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2004

CONTACT:

Richard A. Elko	Diane M. Davidheiser
President & C.E.O.	Investor Relations Officer
610-970-4627	610-970-4604	www.patriotbank.com

Patriot Bank Corp. Declares
Increased Cash Dividend

Pottstown, PA, January 29, 2004 . . . Patriot Bank Corp. (NASDAQ: PBIX), parent company of Patriot Bank, today announced an increased cash dividend payment of $.14 per share.  The cash dividend is payable February 26, 2004, to shareholders of record on February 12, 2004.  The date of declaration of the cash dividend is January 28, 2004.

“This increased cash dividend payment follows our 12th consecutive quarter of record earnings,” said Richard A. Elko, President and Chief Executive Officer.  Fourth quarter 2003 highlights include:

•   Net interest margin expanded to 3.84%

•    Non-interest income represented 25% of total income (net interest income plus non-interest income)

•    Core deposits up 34% year-to-date

•    Completed relocation of Bethlehem West Community Banking Center to Airport Road, Allentown, Pennsylvania

•    Named one of the best places to work in Pennsylvania

•    Announced definitive merger agreement with Susquehanna Bancshares, Inc.

Patriot is a $1 billion financial services company operating 20 banking and lending offices in southeastern Pennsylvania.  The closing price of Patriot’s common stock was $29.01 on January 28, 2004.

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by Patriot Bank Corp. (“Patriot”), pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to Patriot’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Patriot.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “ expect,” “anticipate,” “estimate,” “ intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Patriot’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Patriot’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Patriot cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Patriot and any such forward-looking statement.  Patriot does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Patriot.